Exhibit 99.1

Terns Pharmaceuticals Appoints Heather Turner, J.D., to Board of Directors

Accomplished biotechnology CEO brings 25 years of strategic, operational, and legal experience

FOSTER CITY, Calif., November 18, 2024 (GLOBE NEWSWIRE) -- Terns Pharmaceuticals, Inc. (“Terns” or the “Company”) (Nasdaq: TERN), a clinical-stage biopharmaceutical company developing a portfolio of small-molecule product candidates to address serious diseases, including oncology and obesity, today announced the appointment of Heather Turner, J.D., former Chief Executive Officer at Carmot Therapeutics, Inc., to the Company’s Board of Directors, effective immediately. In conjunction with Ms. Turner’s appointment, Ann E. Taylor, M.D., is stepping down from the Board of Directors following more than three years of service.

“It is my pleasure to welcome Heather to the Terns Board, and I am confident she will be a valued thought partner. Heather brings relevant sector expertise in obesity and oncology and a deep understanding of the development of therapeutic products from research and development through to commercialization. We look forward to her insights and contribution to the strategic decisions that will strengthen and drive Terns’ further growth,” said Amy Burroughs, chief executive officer of Terns. “We thank Ann for her many contributions to Terns over the last three years as we have progressed innovative programs from research to the clinic.”

“I am delighted to be joining the Terns’ team as we advance a robust clinical development pipeline with the potential to transform patient care across serious metabolic diseases and oncology,” stated Ms. Turner. “I am excited to work with Terns’ talented leadership and Board to advance their novel, small molecule product candidates through clinical development to bring differentiated, new medicines to the patients who need them.”

Ms. Turner is a seasoned biotechnology executive with 25 years of experience across a range of therapeutic areas and stages of company development. Most recently, she served as Chief Executive Officer of Carmot Therapeutics, where she led the execution of a dual track IPO/strategic transaction process, which ultimately resulted in the acquisition of Carmot by Roche for $3.1 billion. Prior to that, she was Chief Legal Officer at Lyell Immunopharma. Before that, Ms. Turner held General Counsel leadership roles at Sangamo Therapeutics, Atara Biotherapeutics, Orexigen Therapeutics, and Conor Medsystems. Ms. Turner began her career as an attorney in the Business Department of Cooley LLP. She earned her J.D. at the University of California, Los Angeles – School of Law and her B.S. in Environmental Studies at the University of California, Santa Barbara.

About Terns Pharmaceuticals

Terns Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company developing a portfolio of small-molecule product candidates to address serious diseases, including oncology and obesity. Terns’ pipeline contains three clinical stage development programs including an allosteric BCR-ABL inhibitor, a small-molecule GLP-1 receptor agonist, a THR-β agonist, and a preclinical GIPR modulator discovery effort, prioritizing a GIPR antagonist nomination candidate. For more information, please visit: www.ternspharma.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements about the Company within the meaning of the federal securities laws, including those related to expectations, timing and potential results of the clinical trials and other development activities of the Company and its partners; the potential indications to be targeted by the Company with its small-molecule product candidates; the therapeutic potential of the Company’s small-molecule product candidates; the potential for the mechanisms of action of the Company’s product candidates to be therapeutic targets for their targeted indications; the potential utility and progress of the Company’s product candidates in their targeted indications, including the clinical utility of the data from and the endpoints used in the Company’s clinical trials; the Company’s clinical development plans and activities, including the results of any interactions with regulatory authorities on its programs; the Company’s expectations regarding the profile of its product candidates, including efficacy, tolerability, safety, metabolic stability and pharmacokinetic profile and potential differentiation as compared to other products or product candidates; the Company’s plans for and ability to continue to execute on its current development strategy, including potential combinations involving multiple product candidates; the potential commercialization of the Company’s product candidates; the Company’s plans and expectations around the addition of key personnel; and the Company’s expectations with regard to its cash runway and sufficiency of its cash resources. All statements other than statements of historical facts contained in this press release, including statements regarding the Company’s strategy, future financial condition, future operations, future trial results, projected costs, prospects, plans, objectives of management and expected market growth, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “positioned,” “potential,” “predict,” “seek,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. The Company has based these forward-looking statements largely on its current expectations, estimates, forecasts and projections about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy and financial needs. In light of the significant uncertainties in these forward-looking statements, you should not rely upon forward-looking statements as predictions of future events. These statements are subject to risks and uncertainties that could cause the actual results and the implementation of the Company’s plans to vary materially, including the risks associated with the initiation, cost, timing, progress, results and utility of the Company’s current and future research and development activities and preclinical studies and clinical trials. These risks are not exhaustive. For a detailed discussion of the risk factors that could affect the Company’s actual results, please refer to the risk factors identified in the Company’s SEC reports, including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2023. Except as required by law, the Company undertakes no obligation to update publicly any forward-looking statements for any reason.

Contacts for Terns

Investors

Justin Ng

investors@ternspharma.com

Media

Jenna Urban

Berry & Company Public Relations

media@ternspharma.com